Exhibit 99.1

[TRIMERIS, INC. LOGO]	[ROCHE LOGO]

Contact:	Heather Van Ness Roche
Phone:	(973) 562-2203

Contact:	Robin Fastenau Trimeris,Inc.
Phone:	(919) 419-6050

Contact:	Mike Nelson Manning Selvage & Lee
Phone:	(212) 213-7620

Final Topline Results Show Significant Durable Response at 48 Weeks in HIV

Patients Treated with FUZEON™ in Combination Therapy

NUTLEY, N.J., and DURHAM, N.C. (April 28, 2003)—Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced final topline 48-week data from Phase III studies of FUZEON™ (enfuvirtide). These results showed that responses seen at 24 weeks are maintained at 48 weeks among patients receiving FUZEON in combination with other anti-HIV drugs. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) on March 13 on the basis of 24-week data from the two pivotal studies.

“It is most encouraging to see that FUZEON, in combination with other anti-HIV drugs, continues to provide a response at 48 weeks of treatment in this setting,” said Dr. Joseph Eron, in referring to treatment-experienced patients. Dr. Eron is associate professor of medicine at the University of North Carolina, Chapel Hill.

Topline Combined 48-Week Results

At baseline, patients in the pivotal Phase III studies, TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2, had a median HIV RNA level of more than 5.0 log10 copies/mL and extensive prior exposure to multiple anti-HIV drugs. At 48 weeks, a combined analysis of patients who received FUZEON as part of their individualized regimen achieved a mean reduction in HIV levels of 1.48 log10 copies/mL compared to a mean reduction of 0.63 log10 copies/mL for those randomized to the individualized regimen without FUZEON, a difference of 0.85 log10 copies/mL. The increase from baseline in immune (CD4) cells was 91 cells/mm3 for patients in the FUZEON containing arm vs. 45 cells/mm3 in patients in the control arm. The percentage of patients achieving a reduction in HIV-1 viral load to undetectable levels (<400 copies/mL) was 30.4 for the FUZEON containing arm vs. 12.0 for the control arm. All of these results were statistically significant (p<0.0001). Overall study discontinuation rates were similar on the two arms (26.5 percent for FUZEON vs. 28.7 percent for the control). Safety analyses for 48 weeks are ongoing. Local injection site reactions were the most frequently reported adverse event associated with the use of FUZEON. 4.4 percent of patients treated with FUZEON discontinued treatment due to injection site reactions. (See “More About Fuzeon” section for additional safety information.) Roche and Trimeris expect to present these data in detail at scientific conferences in the coming months.

Study Design

TORO 1 and TORO 2 are randomized, open-label trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON or the regimen alone.

More About FUZEON

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients at 24 weeks had at least one local injection site reaction. Manifestations of injection site reactions may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and individualized regimen alone. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity. Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases. In addition, an increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods.

Never use or share dirty needles. Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

Recent FUZEON Milestones

•	Drug shipments to patients in the U.S. are currently underway.

•	The Committee for Proprietary Medicinal Products (CPMP) has recommended granting a marketing authorization for FUZEON in the European Union.

•	FUZEON is also under health authority review in Australia, Canada and Switzerland.

Additional information on FUZEON is available at www.FUZEON.com or by calling 1-877-4-FUZEON.

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Facts About FUZEON™ (enfuvirtide)

FUZEON Supply

FUZEON is one of the most complex molecules ever chemically produced at such a large scale. The FUZEON manufacturing requires 106 steps, compared to 8-12 steps for a typical HIV pharmaceutical product, and requires 45 kg of raw materials for every 1 kg of FUZEON. The size of the molecule and complexity of the manufacturing process does not imply greater efficacy of FUZEON compared to other antiretroviral agents.

Roche and Trimeris anticipate supplying FUZEON to approximately 12,000 to 15,000 patients internationally (including 8,000 to 10,000 patients in the U.S.) by the end of 2003 with a production of two tons of FUZEON. In 2004, annual production of FUZEON is planned to increase to around 3.7 metric tons to enable treatment of up to 32,000 patients internationally by year-end. These projections account for approximately half a year “safety supply” being reserved for each patient who initiates therapy with FUZEON, to ensure continuity of treatment. In 2005, it is expected that safety supplies will already be established and the manufacturing capacity can therefore supply up to 39,000 patients internationally.

FUZEON U.S. Progressive Distribution Program

The FUZEON Progressive Distribution Plan (PDP) is designed to make FUZEON available to as many patients as possible as quickly as possible, and to ensure uninterrupted access to the drug, during the initial period of limited supply. The FUZEON PDP is administered by Chronimed/StatScript Pharmacy, which functions as the single-source of distribution for FUZEON. The FUZEON PDP receives FUZEON prescriptions from physicians via telephone, mail and fax and ships the drug to patients or prescribing physicians, including those affiliated with federal and state drug assistance programs. Prescriptions are processed on a first come, first served basis as they are received from physicians. For more information about FUZEON or the FUZEON PDP, physicians can call 1-866-694-6670 or visit www.fuzeon.com.

More About FUZEON

FUZEON is the first new class of anti-HIV drugs in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside of the CD4 cell, blocking HIV from entering the cell. The complexity of the FUZEON molecule does not imply greater efficacy.

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients at 24 weeks had at least one local injection site reaction. Manifestations of injection site reactions may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and an individualized regimen alone. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%),decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity. Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases. In addition, an increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles. Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, just approved by the FDA, is the first in a new class of anti-HIV drugs called fusion inhibitors. A Marketing Authorization Application (MAA) has also been submitted for FUZEON in the European Union. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.

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